UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2014

MSCI Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich St, 49th Floor, New York, NY 10007

(Address of principal executive offices) (Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 6, 2014, MSCI Inc. (the “Company”) entered into a $100.0 million accelerated share repurchase agreement (the “ASR Agreement”) with Morgan Stanley & Co. LLC (“Morgan Stanley”), which began immediately. Under the ASR Agreement, the Company paid Morgan Stanley $100.0 million in cash and received approximately 1.7 million shares of the Company’s common stock at the inception of the ASR Agreement and may receive from Morgan Stanley additional shares at or prior to maturity of the ASR Agreement. The total number of shares to be repurchased will be based primarily on an arithmetic average of the volume-weighted average prices of the Company’s common stock on each trading day during the repurchase period. This average price will be capped such that only under limited circumstances will the Company be required to pay cash or deliver shares to Morgan Stanley at settlement. The Company anticipates that all repurchases under the ASR Agreement will be completed no later than the final date of the repurchase period in May 2014, although Morgan Stanley has the right to accelerate settlement of the ASR Agreement under certain circumstances.

The Company’s payments under the ASR Agreement are being funded with cash on hand. The repurchased shares will be held in treasury.

The ASR Agreement was entered into pursuant to the authorization remaining under a $300.0 million share repurchase program approved by the board of directors of the Company (the “Board of Directors”) in December 2012. On February 4, 2014, in addition to the ASR Agreement, the Company’s Board of Directors authorized the purchase of an additional $300.0 million of the Company’s common stock. Share repurchases may take place in the open market or in privately negotiated transactions from time to time based on market and other conditions. This authorization may be modified, suspended or terminated by the Board of Directors at any time without prior notice.

Morgan Stanley and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other services for the Company and its affiliates. In addition, Morgan Stanley filed a Schedule 13G/A on February 13, 2013 that publicly reported that it and its affiliate, Morgan Stanley Investment Management, had acquired 11.4% of the Company’s common stock, but certified that such acquisition was made in the ordinary course of business and that such shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

By:	/s/ Henry A. Fernandez
Name: Henry A. Fernandez Title: Chief Executive Officer, President and Chairman

Date: February 10, 2014